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                    [FELCOR SUITE HOTELS, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE                         CONTACTS:  THOMAS J. CORCORAN, JR.
                                                               PRESIDENT AND CEO
                                                            WILLIAM S. MCCALMONT
                                                     SENIOR VICE PRESIDENT & CFO
                                                                  (972) 444-4900

             FELCOR ANNOUNCES OFFERING OF SENIOR UNSECURED NOTES


        IRVING, TEXAS....SEPTEMBER 19, 1997 - FelCor Suite Hotels, Inc.
(NYSE:FCH), today announced that its 92.6% owned subsidiary, FelCor Suites Limited Partnership, proposes to offer privately $150 million in aggregate principal amount of its senior unsecured notes due 2004, which notes will be guaranteed by FelCor Suite Hotels, Inc. and be offered to certain qualified institutional buyers and other institutional accredited investors. The notes will not be redeemable at the option of the Company prior to maturity.

        The purpose of the offering is to retire an outstanding $85 million secured term loan and, at least temporarily, reduce amounts outstanding under the Company's $550 million unsecured revolving line of credit.

        The senior unsecured notes to be offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements thereof.

        FelCor Suite Hotels, Inc., which was formed in July 1994 by the founding President of Embassy Suites hotels, Hervey A. Feldman, and his partner and long-time hotel and restaurant executive Thomas J. Corcoran, Jr., is the only real estate investment trust (REIT) focusing on up-scale, full-service, all-suite hotels and is the world's largest owner of Embassy Suites(R) hotels. Its current portfolio of 70 hotels contains an aggregate of 17,121 suites and rooms and consists of 51 Embassy Suites hotels (of which 27 were converted from other brands), one hotel in the process of conversion to an Embassy Suites hotel; 12 Doubletree Guest Suites(R) hotels; five Sheraton(R) hotels (three of which are up-scale, full-service traditional non-suite hotels); and one Hilton Suites(R) hotel. FelCor's total market capitalization is approximately $2 billion.



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